	      SECURITIES AND EXCHANGE COMMISSION        --------------------
		    WASHINGTON, DC 20549                S.E.C. USE ONLY
		       FORM 144                         --------------------
	    NOTICE OF PROPOSED SALE OF SECURITIES       Document Sequence No.
	  PURSUANT TO RULE 144 UNDER THE SECURITIES
			  ACT OF 1933                   ---------------------
							CUSIP Number
	  ATTENTION: TRANSMIT FOR FILING THREE COPIES
		 OF THIS FORM CONCURRENTLY WITH         ---------------------
	  EITHER PLACING AN ORDER WITH A BROKER TO      Work Location
	       EXECUTE A SALE OR EXECUTING A SALE
		DIRECTLY WITH A MARKET MAKER.           ---------------------

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1(a) Name of Issuer                (b) I.R.S. Ident. No.  (c) S.E.C. File No.
     Chris-Craft Industries, Inc.      94-1461226             1-2999
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1(d) Address of Issuer                                    (e) Telephone No.
     Street              City           State  Zip Code       ------------
     767 Fifth Avenue    New York       NY     10153          Area   Number
							      Code
							      212    421-0200
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2(a) Name of Person For Whose Account   (b) Social Security  (c) Relationship
     the Securities are to be Sold          No. or I.R.S.        to Issuer
					    Ident. No.
     Lawrence R. Barnett                                          Director

 (d) Address
     Street             City       State   Zip Code
     767 Fifth Avenue   New York   NY      10153
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
3(a)                  (b)                                                              (c)                  (d)
Title of the          Name and Address of Each Broker              S.E.C. USE ONLY     Number of Shares     Aggregate
Class of              Through Whom the Securities Are to be        ---------------     or Other Units       Market
Securities            Offered or Each Market Maker Who is          Broker-Dealer       to be Sold           Value
to be Sold            Acquiring the Securities                     File Number         (See Instr. 3(c))    (See Instr. 3(d))
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
Common Stock          Hamershlag Kempner                                               25,000               $000,000.00
                      11 W. 42d St.                                                                         as of 10/19/98
                      New York NY  10036
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
(e)                      (f)                    (g)
Number of Shares         Approximate            Name of Each
or Other Units           Date of Sale           Securities
Outstanding              (See Instr. 3(f))      Exchange
(See Instr. 3(e))        (Mo., Day, Yr.)        (See Instr. 3(g))
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
24,513,476              10/20/98                NYSE
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

			 TABLE I AND TABLE II

			 TABLE I--SECURITIES TO BE SOLD
    FURNISH THE FOLLOWING INFORMATION WITH RESPECT TO THE ACQUISITION OF THE
			 SECURITIES TO BE SOLD AND WITH
    RESPECT TO THE PAYMENT OF ALL OR ANY PART OF THE PURCHASE PRICE OR OTHER
			    CONSIDERATION THEREFOR:


Title of       Date You    Nature of Acquisition    Name of Person From       Amount of         Date of      Nature of Payment
the Class      Acquired    Transaction              Whom Acquired             Securities        Payment
						    (If gift, also give       Acquired
						    date donor acquired)
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
Common Stock   5/26/98     Conversion of Class B    Chris-Craft Industries,   25,000            N/A          N/A
                           Common Stock held more     Inc.
                           than 2 years
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	    TABLE II--SECURITIES SOLD DURING THE PAST THREE MONTHS
     FURNISH THE FOLLOWING INFORMATION AS TO ALL SECURITIES OF THE ISSUER
			  SOLD DURING THE PAST THREE
     MONTHS BY THE PERSON FOR WHOSE ACCOUNT THE SECURITIES ARE TO BE SOLD:
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Name and Address of Seller             Title of Securities Sold         Date of Sale         Amount of        Gross Procceds
											     Securities
											     Sold
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

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
REMARKS:

                                October 19, 1998
				----------------
				(Date of Notice)
ATTENTION:
The person for whose account the securities to which this notice relates are to be sold hereby represents by signing this notice that he does not know of any material adverse information in regard to the current and prospective operations of the issuer of the securities to be sold which has not been publicly disclosed.



                             /s/ Lawrence R. Barnett
                             -----------------------
				  (Signature)


 ATTENTION: INTENTIONAL MISSTATEMENTS OR OMISSION OF FACTS CONSTITUTE
		FEDERAL CRIMINAL VIOLATIONS (SEE 18 U.S.C. 1001).